Exhibit 99.2

PublicSq., a Leading Values-Aligned Marketplace, to Go Public via
Combination with Colombier Acquisition Corp. (NYSE: CLBR)

With more than 450,000 active members and more than 40,000 businesses on its platform, PublicSq. has already become the largest marketplace of pro-America businesses and consumers

Ideally positioned to serve a total addressable market of more than 100 million patriotic Americans searching for companies that share their values

Transaction consideration to PublicSq. holders to consist of newly issued Colombier shares with a value of $200 million and is expected to provide up to $158.5 million in cash to fund PublicSq.’s continued growth and expansion into new revenue streams, assuming no redemptions

PublicSq. Founder and CEO Michael Seifert to retain majority voting rights and continue to steer mission of becoming the nation’s leading values-aligned marketplace

Palm Beach, FL. – February 27, 2023 – PSQ Holdings, Inc. (“PublicSq.”), the nation’s largest values-aligned marketplace, and Colombier Acquisition Corp. (NYSE: CLBR) (“Colombier”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive business combination agreement. After the anticipated closing in the third quarter of 2023, the combined company will retain the PSQ Holdings, Inc. name and expects to trade on the New York Stock Exchange (“NYSE”) under the symbol PSQH. Colombier shares will continue to trade on the NYSE under the CLBR symbol until the closing of the transaction.

In less than eight months since its nationwide launch, PublicSq. has already become the largest values-aligned marketplace of pro-America businesses and consumers. The company has more than 450,000 active members, more than 40,000 businesses on its platform, and is focused on servicing an estimated total addressable market of more than 100 million Americans increasingly ignored by existing networks and marketplaces.1

Michael Seifert, the Founder and CEO of PublicSq., said: “For too long, progressive corporations have prioritized highly politicized ideas over the interests and values of the American people. Because of this, we, as patriotic Americans, are hungering for a future where the power is back in the hands of ‘We the People’ and a parallel economy is created. With the PublicSq. platform, we are grateful to provide a solution that helps every day, freedom-loving Americans spend their hard-earned money with businesses that prioritize the values that have made this nation so special in the first place. We’re just getting started, and we’re proud to partner with the Colombier team.”

Omeed Malik, the CEO and Chairman of Colombier, stated: “It has become increasingly obvious that there is a disconnect in America between the priorities of large multinational corporations that dominate our consumer experience and the hard-working families and individuals who yearn to find proudly patriotic businesses whose values align with theirs. PublicSq. has recognized and acted on this unmet need in a credible and efficient way – and with the tremendous growth of its digital platform, it is clear that Michael and his team are just getting started. We are thrilled to be supporting them on this journey.”

Overview of PublicSq.’s Anticipated Board of Directors

●	Michael Seifert is the Founder and CEO of PublicSq., and a recognized thought-leader in the areas of business development, politics, and culture.

●	Omeed Malik, in addition to his role at Colombier, is the Founder and CEO of Farvahar Partners, a boutique investment bank, and the President of 1789 Capital, an investment firm that provides financing to companies in the budding Entrepreneurship, Innovation & Growth ("EIG") economy.

[1]	Source(s): Americans’ Political Ideology: Gallup (2021); PublicSq. management.

●	Nick Ayers is a leading public policy and business strategist, and most recently served in the White House as Assistant to the President and Chief of Staff to the Vice President.

●	Blake Masters is an entrepreneur and investor who previously served as COO of Thiel Capital from 2018 to 2022 and was Arizona’s Republican nominee for the U.S. Senate in 2022.

The newly combined company’s Board of Directors may include new independent individuals.

Transaction Details

PublicSq. will merge with a wholly owned subsidiary of Colombier, with PublicSq. continuing as the surviving entity in the merger. The Boards of Directors of PublicSq. and Colombier have each unanimously approved the transaction. The transaction will require the approval of the stockholders of Colombier and PublicSq. The transaction is subject to other customary closing conditions and is expected to close in the third quarter of 2023.

Transaction consideration to PublicSq. holders will consist of newly issued shares with a value of $200 million, not including shares issuable pursuant to an earnout. The transaction is expected to provide up to $158.5 million in cash to PublicSq. to fund growth and expansion into new revenue streams, assuming no redemptions.

Upon the closing of the transaction, Michael Seifert will retain majority voting rights and continue to drive PublicSq.’s mission of becoming the nation’s leading values-aligned marketplace.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be available in a Current Report on Form 8-K to be filed by Colombier with the U.S. Securities and Exchange Commission (the “SEC”) and at www.sec.gov.

Advisors

Ellenoff Grossman & Schole LLP and Eversheds Sutherland LLP are serving as legal advisors to Colombier.

Wilmer Cutler Pickering Hale and Dorr LLP is serving as legal advisor to PublicSq.

About PublicSq.

PublicSq. is an app and website that connects freedom-loving Americans to high-quality businesses that share their values, both online and in their local communities. The primary mission of the platform is to help consumers "shop their values" and put purpose behind their purchases. In less than eight months since its nationwide launch, PublicSq. has seen tremendous growth and proven to the nation that the parallel, "patriotic" economy can be a major force in commerce. The platform has businesses from a variety of different industries and it is free to join for both consumers and business owners alike. To learn more, download the app on the App Store or Google Play, or visit PublicSq.com.

About Colombier

Colombier Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Additional Information and Where to Find It

In connection with the proposed transaction, Colombier intends to file a registration statement on Form S-4 with the SEC, which will include a preliminary prospectus with respect to its securities to be issued in connection with the proposed transaction and a preliminary proxy statement with respect to a stockholder meeting at which Colombier’s stockholders will be asked to vote on the proposed transaction. Colombier and PublicSq. urge investors, stockholders, and other interested persons to read, when available, the Form S-4, including the proxy statement/prospectus, any amendments thereto, and any other documents filed with the SEC, before making any voting or investment decision because these documents will contain important information about the proposed transaction. After the Form S-4 has been filed and declared effective, Colombier will mail the definitive proxy statement/prospectus to stockholders of Colombier as of a record date to be established for voting on the proposed transaction. Colombier’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Colombier Acquisition Corp., 214 Brazilian Avenue, Suite 200-A, Palm Beach, FL 33480; e-mail: ir@colombierspac.com. These documents, once available, can also be obtained, without charge, at the SEC’s website www.sec.gov.

Participants in Solicitation

Colombier and its directors and officers may be deemed participants in the solicitation of proxies of Colombier’s stockholders in connection with the proposed transaction. Security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of Colombier’s executive officers and directors in the solicitation by reading Colombier’s final prospectus filed with the SEC on June 9, 2021, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the transaction when they become available. Information concerning the interests of Colombier’s participants in the solicitation, which may, in some cases, be different from those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the transaction when it becomes available. These documents can be obtained free of charge from the source indicated above. PublicSq. And its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Colombier in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction will be included in the proxy statement/prospectus for the proposed transaction.

No Offer or Solicitation

Neither the dissemination of this press release nor any part of its contents is to be taken as any form of commitment on the part of Colombier or PublicSq. Or any of their respective affiliates to enter any contract or otherwise create any legally binding obligation or commitment. This press release does not constitute or form part of any offer or invitation to sell, or any solicitation of any offer to purchase any interests in Colombier or PublicSq., nor shall it or any part of it or the fact of its distribution form the basis of, or be relied on in connection with, any contract or commitment or investment decisions relating thereto, nor does it constitute a recommendation regarding the interests in Colombier or PublicSq. No securities commission or regulatory authority in the United States or in any other country has in any way opined upon the accuracy or adequacy of this press release. This press release is not, and under no circumstances is to be construed as, a prospectus, a public offering, or an offering memorandum as defined under applicable securities laws and shall not form the basis of any contract.

Forward-Looking Statements

This report contains forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact contained herein are forward-looking statements. Such forward-looking statements include, but are not limited to, expectations, hopes, beliefs, intentions, plans, prospects, financial results, or strategies regarding PublicSq. and the Proposed Transaction and the future held by the respective management teams of Colombier or PublicSq., the anticipated benefits and the anticipated timing of the Proposed Transaction, future financial condition, and performance of PublicSq. and expected financial impacts of the Proposed Transaction (including future revenue, pro forma enterprise value and cash balance), the satisfaction of closing conditions to the Proposed Transaction, financing transactions, if any, related to the Proposed Transaction, the level of redemptions of Colombier’s public stockholders and the products and markets and expected future performance and market opportunities of PublicSq. These forward-looking statements generally are identified by the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “future,” “intend,” “may,” “might,” “strategy,” “opportunity,” “plan,” “project,” “possible,” “potential,” “project,” “predict,” “scales,” “representative of,” “valuation,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, without limitation: (i) the risk that the Proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Colombier’s securities, (ii) the risk that the Proposed Transaction may not be completed by Colombier’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Colombier, (iii) the failure to satisfy the conditions to the consummation of the Proposed Transaction, including, among others, the condition that Colombier has cash or cash equivalents of at least $33 million (subject to reduction for (x) transaction expenses of Colombier and PublicSq., up to an aggregate of $15 million, and (y) the aggregate amount of any private financing transactions by PublicSq. consummated prior to closing in accordance with the terms of the Merger Agreement), and the requirement that the definitive agreement related to the business combination between Colombier and PublicSq. (the “Merger Agreement”) and the transactions contemplated thereby be approved by the stockholders of Colombier and by the stockholders of PublicSq., respectively, (iv) the failure to obtain regulatory approvals, as applicable, required to consummate the Proposed Transaction, (v) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the effect of the announcement or pendency of the Proposed Transaction on PublicSq.'s business relationships, operating results, and business generally, (vii) risks that the Proposed Transaction disrupts current plans and operations of PublicSq., (viii) the outcome of any legal proceedings that may be instituted against PublicSq. or against Colombier related to the Merger Agreement or the Proposed Transaction, (ix) the ability to maintain the listing of Colombier’s securities on a national securities exchange, (x) changes in the competitive market in which PublicSq. operates, variations in performance across competitors, changes in laws and regulations affecting PublicSq.’s business and changes in the combined capital structure, (xi) the ability to implement business plans, growth, marketplace, and other expectations after the completion of the Proposed Transaction, and identify and realize additional opportunities, (xiii) the potential inability of PublicSq. to achieve its business and customer growth and technical development plans, (xiv) the ability of PublicSq. to enforce its current or future intellectual property, including patents and trademarks, along with potential claims of infringement by PublicSq. of the intellectual property rights of others, (xv) risk of loss of key influencers, media outlets, and promoters of PublicSq.’s business or a loss of reputation of PublicSq. or reduced interest in the mission and values of PublicSq. and the segment of the consumer marketplace it intends to serve and (xvi) the risk of economic downturn, increased competition, a changing regulatory landscape, and related impacts that could occur in the highly competitive consumer marketplace, both online and through “bricks and mortar” operations. The foregoing list of factors is not exhaustive. Recipients should carefully consider such factors and the other risks and uncertainties described and to be described in the “Risk Factors” section of Colombier’s initial public offering prospectus filed with the SEC on June 9, 2021, Colombier’s Annual Report on Form 10-K filed for the year ended December 31, 2021, as filed with the SEC on March 22, 2022 and subsequent periodic reports filed by Colombier with the SEC, the Registration Statement to be filed by Colombier in connection with the Proposed Transaction and other documents filed or to be filed by Colombier from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Recipients are cautioned not to put undue reliance on forward-looking statements, and neither PublicSq. nor Colombier assume any obligation to, nor intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Neither PublicSq. nor Colombier gives any assurance that either PublicSq. or Colombier, or the combined company, will achieve its expectations.

Contacts

For Investors:

Longacre Square Partners

IRCLBR@longacresquare.com

For Media:

JCONNELLY

psq@jconnelly.com

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